Consent of Independent Registered Public Accounting Firm

We consent  to the reference  to our firm under the caption "Independent Registered  Public Accounting Firm" in the Statement of Additional  Information  and to the use of our reports: (1) dated April 28, 2014, with respect to the statutory-basis  financial statements and schedules of Western Reserve Life Assurance Co. of Ohio and (2) dated April 28, 2014, with respect to the financial  statements  of the subaccounts  of the WRL Series Life Account, included in Post-Effective Amendment  No.2 to the Registration Statement (Form N-6, No. 333-157211) and related Prospectus of WRL Associate Freedom Elite Builder.

/s/Ernst & Young LLP

Des Moines, lA
April 28, 2014